EXHIBIT 3.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/24/2000
001429825 – 2092225

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS AMENDED BY CERTIFICATE OF AMENDMENT OF
TELETRONICS INTERNATIONAL, INC.

TELETRONICS INTERNATIONAL, INC., a corporation organized under and by virtue of the General Corporation Law of the States of Delaware, does here by certify:

FIRST: that by resolution of the Board of Directors of the Corporation, dated April 15, 2000, the board adopted the following resolution which was approved by the shareholders at a meeting fully convened and held in accordance with Delaware law (by at least two thirds of all outstanding shares of the Corporation as reflected by the Minutes of the Shareholders Meeting, dated April 28, 2000).

RESOLUTION: the Board of Directors declares it advisable and in the best interest of the Company to make all changes necessary to the Certificate of Amendment of Incorporation, as last filed with the Secretary of State, Division of Corporation on August 24, 1999, and to the Amended and Restated Certificate of Incorporation of the Company filed October 28, 1998 to terminate the “close corporation status” of the Corporation effective upon filing and to eliminate the class of Preferred Stocks,

NOW THEREFORE, in accordance with the Board Resolution and shareholder approval, the Corporation makes the following amendments to its Amended and Restated Certificate of Incorporation:

1.	The title “Amended and Restated Certificate of Incorporation of Teletronics International, Inc. (a Close Corporation)” shall be removed and in thereof the following shall be inserted: “Amended and Restated Certificate of Incorporation of Teletronics International, Inc.”

2.	Paragraph “FOURTH” shall be removed in its entirety and replaced with the following:

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of common stocks with a par value of $0.01 per share.

3	Paragraph “SIXTH” shall be removed in its entirety and replaced with the following:

SIXTH: intentionally omitted

4.	Paragraph “SEVENTH” shall be removed in its entirety and replaced with the following:

SEVENTH: No holder of any share of the Corporation of any class shall transfer any share to any person unless such transfer is in accordance with the terms and provisions of the bylaws of the Corporation.

5.	Paragraph “EIGHTH” shall be removed in its entirety and replaced with the following:

EIGHTH: intentionally omitted.

IN WITNESS WHERE OF, Teletronics International, Inc. has caused this certificate to be signed by its Authorized Officer,

/s/ Dickson Fang
Dickson Fang
President/CEO

Date: Aug 10, 2000

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TELETRONICS INTERNATIONAL, INC.

Teletronics International, Inc., incorporated in Delaware on May 28, 1986, with its registered office in New Castle County, Delaware, pursuant to sections 242 and 245 of the General Corporation Law of the State of Delaware, hereby amends and restates its Certificate of Incorporation in its entirety with the intend that the entire Amended and Restated Certificate of Incorporation reads as follows:

FIRST:	The name of the corporation is

TELETRONICS INTERNATIONAL, INC. (the “Corporation”).

SECOND:	The address of the Corporation’s registered office in the States of Delaware is 1013 Center Road, City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

THIRD:	The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The aggregate number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of common stocks with a par value of $0.01 per share.

FIFTH:	The provision for the regulation of the Corporation’s internal affairs are stated in the Corporation’s bylaws, as the same maybe amended from time to time. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Corporation’s bylaws.

SIXTH:	Intentionally omitted.

SEVENTH:	No holder of any share of the Corporation of any class shall transfer any share to any person unless such transfer is in accordance with the terms and provisions of the bylaws of the Corporation.

EIGHTH:	Intentionally omitted.

NINTH:	The Board of Directors of the Corporation shall have the power to issue shares of capital stock of the Corporation or options, warrants or rights to purchase shares of capital stock, and the consideration received by the Corporation for the issuance of such shares or such options, warrants or rights may be for value as determined by the Board of Directors of the Corporation.

TENTH:	The Corporation shall indemnify each of the individuals which may be indemnified pursuant to Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, to the fullest extent permitted (i) in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions and (ii) in each and every situation where, under the aforesaid statutory provision, the Corporation is not obligated, but is nevertheless permitted or empowered to make such indemnification, it being understood, with respect to any situation under this clause (iii), that the Corporation shall promptly make or cause to be made any determination which the aforesaid statutory provision requires to be made prior to indemnifying an individual.

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the requirements of Section 242 and 245 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its President and attested to by its Secretary in accordance with Section 103 of the General Corporation Law of Delaware.

TELETRONICS INTERNATIONAL, INC.	ATTESTATION:

/s/ Dickson. J. Fang	/s/ Simon Pereira
Dickson. J. Fang, President	Simon Pereira, Secretary

CORPORATION SERVICE COMPANY	CSC- Wilmington
www.cscglobal.com	Suite 400
2711 Centerville Road
Wilmington, DE 19808
800-927-9800
302-636-5454 (Fax)

Matter# Not Provided	Order#	069786-5
Project Id :	Order Date	03/25/2014

Entity Name:	TELETRONICS INTERNATIONAL, INC

Jurisdiction:	DE-Secretary of State

Request for:	Amendment/Correction/Restated/Designation Filing

Fite#:	2092225

File Date:	03/25/2014

Result:	Filed

Ordered by ISABELLE HUANG at TELETRONICS INTERNATIONAL, INC.

Thank you for using CSC. For real-time 24 hour access to the status of any order placed with CSC, access our website at www.cscglobal.com.

If you have any questions concerning this order or CSC Global, please feel free to contact us.

Holly Jones

hmillerl@cscinfo.com

The responsibility for verification of the files and determination of the information therein lies with the filing officer; we accept no liability for errors or omissions.

Delaware	PAGE 1
The first State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “TELETRONICS INTERNATIONAL, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF MARCH, A. D. 2014, AT 4:04 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 05:35 PM 03/25/2014 FILED 04:04 PM 03/25/2014 SRV 140378080 - 2092225 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TELETRONICS INTERNATIONAL, INC.

(incorporated on May 28th, 1986)

TELETRONICS INTERNATIONAL, INC., a corporation organized under and by virtue of the General Corporation Law of the States of Delaware, does hereby certify: that by resolution of the Board of Directors of the Corporation dated October 22, 2013, the board adopted the following resolution which was approved earlier by the shareholders at a meeting fully convened and held in accordance with Delaware Law (by at least two thirds Of all outstanding shares of the Corporation as reflected by the Minutes of the Shareholders Meeting, dated December 28, 2012.

RESOLUTION: the Board of Directors declares it advisable and in the best interest of the Corporation to make ail changes necessary to the Certificate of Amendment of Incorporation, as last filed with the Secretary of State, Division of Corporation on August 24, 2000 to issue Thirty Million (30,000,000) shares with a per value of $0.01 per share, one class only; and to the Amended and Restated Certificate of Incorporation of the Company filed August 24, 1999 to issue Thirty Million shares (30,000,000) with two classes, common and preferred; and to the Amended and Restated Certificate of Incorporation of the Company on October 28, 1998 to issue Three Hundred Thousand (300,000) shares with two classes, common and preferred.

NOW THEREFORE, in accordance with the Board Resolution and shareholder approval, the Corporation makes the amendments to its Amended and Restated Certificate of Incorporation. The entire Amended and Restated Certificated of Incorporation reads as follows:

FIRST: The name of the corporation is:

TELETRONICS INTERNATIONAL, INC. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, and the County of New Castle, DE 19808. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

THIRD: The Corporation’s purpose is to engage in any lawful act or activity for which corporations maybe organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is Seventy Million (70,000,000) shares of stocks, including Sixty Five Million (65,000,000) shares of Common Stocks with a par value of $0.01 per share and Five Million (5,000,000) shares of Preferred Stocks with a par value of $0.01 per share.

The powers, preferences, rights, qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation, are as follows:

A. Common Stock

(1)	Dividends. The holders of shares of Common Stock shall be entitled to receive dividends from time to time when and as declared by the Board of Directors of the Corporation out of funds legally available therefore.

(2)	Liquidation. In the event of any dissolution of the Corporation J after the of the Corporation shall have been paid or provided for, and after the holders of the Preferred Stock shall have received the preferential distribution to which they are entitled as hereinafter set forth, all of the remaining assets of the Corporation shall belong to and shall be distributed ratably among the holders of the Common Stock, No liquidation or other act of the Corporation shall be considered a dissolution, voluntary or involuntary, unless approved by the stockholders in the manner provided by law.

(3)	Voting Rights. Each holder of record of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock held by such stockholder standing in the name of such stockholder on the books of the Corporation, according to its Bylaws.

B. Preferred Stock

(1)	Dividends. The holder or holder of record of the Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefore, when and as declared covering a given dividend period by the Board of Directors, a dividend in cash at the rate of not less than 5% per annum based on the priced paid per share, No cash dividend shall be paid, or set apart for payment, covering any dividend period on the Common Stock of the Corporation, unless dividends for shares of the Preferred Stock have been first declared covering the same dividend period and the Corporation has paid such dividends or has set apart a sum sufficient for their payment.

(2)	Priority on Liquidation. In the event of a liquidation, dissolution, or winding up of the Corporation, the holders of the Preferred stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders (whether from capital or surplus) prior to any payment to the holders of the Common Stock, a sum equal to the redemption price of such share of Preferred Stock plus all dividends which have accrued on such shares and have theretofore been declared but not paid. The holders of shares of Preferred Stock shall not be entitled to any further participation in the remaining net assets of the Corporation, If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation are not sufficient to pay in full the amounts so payable to the holders of shares of Preferred Stock, the holders of all shares of the Preferred Stock shall participate ratably in the distribution of such assets. For purposes of this paragraph merger or consolidation to which the Corporation is a party reduction of the capital of the Corporation, a reclassification of the Corporation’s capita! stock or the sale or lease of all or substantially ail of the assets of the Corporation, shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(3)	Voting Right. In addition to any stockholders’ approval required by law, the approval of the holders of a majority of the issued and outstanding Preferred Stock, voting separately as a class at a duly called meeting of the stockholders, shall be required on any of the following matters:

(i) A voluntary liquidation, dissolution or winding up of the Corporation;
or
(ii) Conversion or exchange of the Preferred Stock into Common Stock.

(4)	Conversion. The shares of Preferred Stock shall be convertible into or exchangeable for shares of Common Stock as follows:

(i) By an affirmative vote of the holders of the majority of the issued and outstanding Preferred Stock pursuant to subparagraph B (3)(ii) above, the shares of Preferred Stock are convertible, at the option of the record holders of the shares, into shares of folly paid and non-assessable Common Stock of the Corporation. The shares of Preferred Stock may be converted at any time before an Initial Public Offering of the Common Stock of the Corporation. One (1) share of Preferred Stock may be converted into one (1) share of Common Stock.

(ii) To convert shares of Preferred Stock, the holder of the shares must surrender the certificate or certificates representing the shares to be converted, duly endorsed to the Corporation or in blank, at the principal office of the Corporation, and give written notice to the Corporation at that office that the holders desires to convert the shares. The notice must set forth the name, address and taxpayer identification number of the person or persons to whom a certificate or certificates representing the Common Stock of the Corporation are to be issued.

(iii) Shares of Preferred Stock shall be deemed to be converted at the close of business on the date of the surrender to the Corporation of the properly endorsed certificate or certificates representing the shares. The rights of the holders of the Preferred Stock surrendered shall cease at that time, and the person or persons in whose name or names the certificate or certificates for the Common Stock are to be issued, shall be treated for all purposes as having become record owners of the Common stock of the Corporation at that time. However, if certificates are surrendered on a day in which the stock transfer books of the Corporation are closed, the surrender shall be deemed to have occurred on the next succeeding day on which the stock transfer books are open.

(iv) The Corporation shall at all times reserve and keep available, solely for the purpose of issuing upon conversion of Preferred Stock, the number of shares of Common Stock issuable upon conversion of all outstanding Preferred Stock.

(v) At the time of conversion, the Corporation shall pay to the holder of record of any share or shares of Preferred Stock surrendered for conversion any and all accrued and unpaid dividends on such Preferred Stock surrendered.

(vi) The issuance of certificates for shares of Common Stock upon the conversion of Preferred Stock shall be made without charge for any tax with respect to issuance. However, if any certificate is to be issued in a name or names other than the name or names of the holder of record of the Preferred stock converted the person or person requesting the issuance shall pay to the Corporation the amount of any tax that may be payable in connection with any transfer involved in the issuance, or shall establish to the satisfaction of the Corporation, that the tax has been paid or is not due and payable.

(vii) The Corporation shall not be required to issue any fractional shares of Common Stock upon the conversion of Preferred Stock. If more than one share of Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock that shall be issued upon the conversion of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock surrendered. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of Preferred Stock, the Corporation shall make adjustment for such fractional share by payment of an amount in cash equal to the same fraction of the market value at that time of a full share of Common Stock of the Corporation.

(viii) If the Corporation subdivides or combines its outstanding shares of Common Stock into a larger or smaller number of shares, then the number of shares of Common Stock issuable upon the conversion of Preferred Stock shall be proportionally increased in the case of a subdivision and decreased in the case of combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

(ix) If the Corporation recapitalizes, consolidates with or merges into any other corporation, or sells or conveys to any other corporation all or substantially all of its property and assets as an entity, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that the holders of Preferred Stock may receive, in lieu of the Common Stock otherwise issuable to them upon conversion or Preferred Stock at the same conversion ratio, the same kind and amount of securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the Common Stock.

(x) If the Corporation at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon the conversion of Preferred Stock shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend.

(xi) These adjustments shall be made successively if more than one of these events occurs. However, no adjustment in the conversion ratio of Preferred Stock into Common Stock shall be made by reason of:

(a) The payment of a cash dividend on the Common Stock or on any other class of stock of the Corporation;

(b) The purchase, acquisition, redemption, or retirement by the Corporation of any shares of Common Stock or of any other class of stock of the Corporation, except as provided in subparagraph B(4) (viii) above, in connection with a subdivision or combination of the outstanding Common Stock of the Corporation;

(c) The issuance, other than that as provided above, of any shares of Common Stock, to its Directors, or to its principals under the established Incentive Option Plan, or of any securities of the Corporation convertible into Common Stock or into other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of Common Stock or other securities of the Corporation, or of any other securities of the Corporation, provided that if the Corporation offers any of its securities or any rights, warrants or options to subscribe for or purchase any of its securities to the holders of its Common Stock, pursuant to any preemptive or preferential rights granted to the holders of Common Stock by the Certificate of Incorporation of the Corporation, or pursuant to any similar rights granted by the Board of Directors of the Corporation, the Corporation shall mail written notice of the offer to holder of Preferred Stock at least twenty (20) days prior to the record date for determination of the holders of Common Stock entitled to receive the offer.

(d) The offer by the Corporation to redeem or acquire shares of its Common Stock by paying or exchanging the stock of another corporation, or the carrying out of a transaction contemplated by an offer of this nature; provided that the Corporation shall mail written notice of the offer to the holders of Preferred Stock at least twenty (20) days prior to the expiration of the offer; or

(e) The distribution of stock to holders of Common Stock of the Corporation, if the issue of the stock distributed is, at the time of the distribution, engaged in a business that was previously operated as a division or subsidiary of a corporation acquired by the Corporation.

C. Additional Series of Preferred Stock

Preferred Stock may be issued from time to time in one or more series. The Board of Director of the Corporation is expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or nonvoting powers, and such designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions for the issue of such shares and as may be permitted by the General Corporation Law of Delaware. The Board of Directors of the Corporation is also expressly authorized to increase or decrease (but not below the number of shares of such series of Preferred Stock then outstanding) the number of any series of Preferred Stock subsequent to the issue of shares of the series of Preferred Stock. In case the number of shares of any such series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.

FIFTH; The provisions for the regulation of the Corporation’s internal affairs are stated in the Corporation’s bylaws, as the same may be amended from time to time. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Corporation’s bylaws.

SIXTH: Intentionally omitted.

SEVENTH: No holder of any share of the Corporation of any class shall transfer any share to any person unless such transfer is in accordance with the terms and provisions of the bylaws of the Corporation or an agreement executed by the stockholders of the Corporation or among such holders and the Corporation containing one or more of the restrictions on transfer permitted by Section 202 of the General Corporation Law of Delaware.

EIGHTH: Intentionally omitted.

NINTH: The Board of Directors of the Corporation shall have the power to issue shares of capital stock of the Corporation or options, warrants or rights to purchase shares of capital stock, and the consideration received by the Corporation for the issuance of such shares or such options, warrants or rights may be for value as determined by the Board of Directors of the Corporation.

TENTH: The Corporation shall indemnify each of the individuals which may be indemnified pursuant to Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, to the fullest extent permitted (i) in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions and (ii) in each and every situation where, under the aforesaid statutory provision, the Corporation is not obligated, but is nevertheless permitted or empowered to make such indemnification, it being understood, with respect to any situation under this clause (ii), that the Corporation shall promptly make or cause to be made any determination which the aforesaid statutory provision requires to be made prior to indemnifying an individual.

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the requirements of Section 242 and 245 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its President and attested to by its Secretary in accordance with Section 103 of the General Corporation Law of Delaware.

TELETRONICS INTERNATIONAL, INC.	ATTESTATION:

/s/ Dickson. J. Fang	/s/ Isabelle Huang
Dickson. J. Fang, President	Isabelle Huang, Secretary